For Immediate Release
Jan. 16, 2008
Global Ecosystem Embraces SAP Acquisition of Business Objects
Partners Worldwide See Opportunities, Extended Benefits of Combined Offerings and Open Approach
     WALLDORF, Germany / PARIS / SAN JOSE, Calif. — Jan. 16, 2008 — In a strong demonstration of support of the acquisition of Business Objects (NASDAQ: BOBJ; Euronext Paris: ISIN code FR0004026250 — BOB) by SAP AG (NYSE: SAP), partners of both companies worldwide voiced their endorsements, further underscoring the value of the combined offerings and open approach to the market. The partners issued their statements in conjunction with today’s announcement of the next steps in the pairing that unites the global market leaders in business software and business intelligence (see Jan. 16, 2008 press release titled, “SAP and Business Objects Unite to Lead Emerging Market for Business Performance Optimization”). The combination of SAP and Business Objects brings together best-in-class software for performance management and analytical insight, offering expanded opportunity for collaboration, innovation, and profitable growth, with the two market leaders sharing a common vision to transform the way the world works by connecting people, information and businesses across networks
     In the strongest evidence yet that SAP’s ecosystem strategy is delivering value to customers, partners, and developers, IDC recently declared the SAP ecosystem a thriving economy in its own right. (please see October 1, 2007 press release titled, “Leading Research Firm Declares SAP Ecosystem an Economy of its Own.”) With the addition of Business Objects’ extensive partner network, developer community and expertise in business analytics, the vibrancy of this ecosystem is further amplified.
     “The tremendous velocity of the SAP ecosystem has ushered in a new era of collaborative innovation,” said Zia Yusuf, executive vice president, Global Ecosystem and Partner Group, SAP. “Now, with the acquisition of Business Objects, the expanded ecosystem

Global Ecosystem Embraces SAP Acquisition of Business Objects	Page 2
offers customers and partners deeper insight and expertise and accelerated opportunities for collaboration and innovation around governance, risk, and compliance (GRC), enterprise performance management, business intelligence (BI), and enterprise information management.”
     “The SAP ecosystem brings together SAP, thousands of customers, partners, communities of developers, and business process experts to co-innovate industry-leading solutions, access resources, and share best practices,” said Janet Wood, senior vice president, Global Partnerships, Business Objects. “We are excited about the opportunities for collaboration around performance optimization and business analytics, and look forward to expanding the dialog with this thriving community.”
Partners Offer Comments in Support of SAP and Business Objects
Service Partners:
Accenture

“According to 160 CIOs recently surveyed, more than 75 percent of organizations plan on having enterprise-wide analytics in three years time,” said Patrick Puechbroussou, managing director for Accenture’s SAP business. “Accenture works with organizations globally to successfully harness and manage information across the enterprise: SAP’s vision for business performance optimization aligns with ours. Our experienced practitioners, already familiar with SAP Business Suite and the Business Objects BI platform, will develop solutions that enable deeper analysis and drive performance through more competitive differentiation. And, the positive partnering environment already in place with both companies means we are optimistic about our joint business opportunities in this market.”
Capgemini
“Capgemini welcomes the acquisition of Business Objects by SAP. With this step, business intelligence capabilities are moved from being adjunct to business processes to core of the business – something which we describe as the ‘Intelligent Enterprise,’” said Paul Hermelin, CEO, Capgemini. “The combined business has a number of synergies and opportunities around the very hot market area of ‘Performance Management’ and we anticipate that this will bring highly flexible performance management solutions into the market that will be natively integrated into the operational applications speeding up the deployment of performance management solutions. We support this acquisition and look forward to future collaborating for the benefit of our mutual customers and continuing to deliver joint value to the market.”
Deloitte
“The Deloitte organization welcome SAP’s acquisition of BOBJ as a significant evolution of our strategic alliances with both companies,” said Ainar Aijala, global managing partner for Consulting at Deloitte. “The combination of the BOBJ business intelligence platform and applications with SAP’s arsenal of world-class technologies should further strengthen SAP’s

Global Ecosystem Embraces SAP Acquisition of Business Objects	Page 3
ability to provide integrated, architected solutions to help customers meet their enterprise-wide information needs. The acquisition will strengthen Deloitte’s ongoing collaboration with SAP to help clients meet information management needs, including but not limited to GRC and CPM. As well, it will support Deloitte’s global CFO Program, financial excellence and compliance, integrated performance management, and, more broadly, business intelligence initiatives at our joint clients.”
IBM
“Companies seek to derive greater insight from their corporate information to help them innovate and drive strong results,” said Volker Loehr, IBM General Manager, SAP Alliance. “As a long time partner of both SAP and Business Objects, IBM enhances these business solutions with a proven, flexible infrastructure including servers and database technologies as well as industry-specific process and implementation know-how. Today, this already provides over 13.000 joint clients with strategic choice, global delivery capabilities and operational return for their projects and business.”
TCS
“TATA Consultancy Services Limited embraces SAP’s acquisition of Business Objects and sees it as an opportunity to serve additional customers and extend benefits through the combined offerings and open approach to the market,” said Mr. N. Chandrasekaran, COO, TCS. “TCS, with its strong industry and domain capabilities, will be looking forward to leveraging this combination of assets from the two market leaders and offering innovative solutions to our joint customers, providing them with significant business benefits.”
Wipro
“The combination of business process and analytics applications will enable a new level of business performance optimization that customers are asking for,” said P R Chandrasekar, president, Americas & Europe, Wipro. “We look forward to taking advantage of the expanded service offerings afforded by the union of SAP and Business Objects which, together with the deep domain experience of Wipro, will help customers extend the value of their enterprise applications and improve the business context of information.”
Software & Technology Partners:
Adobe
“Today, collaborative decision making is critical for business users across functions and business processes. We believe SAP and Business Objects have a compelling vision to meet those needs and together they will greatly improve how users analyze business data to make complex decisions more quickly,” said David Mendels, senior vice president, Business Productivity Business Unit, Adobe. “Adobe has strong relationships with both companies, beginning with SAP in 2003 with SAP Interactive Forms by Adobe and more recently with Business Objects in 2007 to combine the power of business intelligence with RIAs. We are excited about partnering with the newly combined company and joint prospects to revolutionize how business users engage with corporate information.”

Global Ecosystem Embraces SAP Acquisition of Business Objects	Page 4
Callidus
“Customers are looking for new ways to extend the value of their enterprise applications and optimize business performance,” said Leslie Stretch, president and CEO, Callidus. “With the union of SAP and Business Objects, Callidus looks forward to building on the existing relationship with both companies and sees natural opportunities to continue to collaborate for the benefit of our mutual customers.”
HP
“HP has enjoyed successful partnerships with both SAP and Business Objects for many years, and we expect our partnership to be strengthened with the completion of SAP’s acquisition of Business Objects,” said Ann Livermore, executive vice president, Technology Solutions Group, HP. “With HP’s strong portfolio of business intelligence offerings, we will continue to work with SAP to provide integrated solutions to help our joint customers solve some of the most complex information challenges.”
Microsoft
“SAP and Business Objects are both longstanding partners of Microsoft. Our work with SAP has ranged from SAP applications running on Microsoft Windows and SQL Server to our joint Office Business Application development with Duet,” said Jeff Raikes, president Microsoft Business Division. “We’ve partnered with Business Objects for 15 years on Microsoft Visual Studio and more recently on the delivery of the Business Objects XI integration kit for Microsoft SharePoint Server. Microsoft enthusiastically supports the combination of SAP and Business Objects, and I welcome the opportunity to build on our joint efforts with these two great partners as they become one.”
Teradata
“Together, SAP and Business Objects offer a powerful combination of both a business information platform and a business process platform enabling companies to translate business insight into action,” said Darryl McDonald, chief marketing officer, Teradata. “We congratulate them on their new union and look forward to working together to deliver the best in enterprise analytics to our mutual customers.”
Channel Partners:
Contemporary – The Business Intelligence People, UK
“SAP’s acquisition of Business Objects combines the world’s largest business software company with the world’s leading BI software company,” said David Whitehead, managing director, Contemporary - The Business Intelligence People, UK. “This is exciting news for both existing and future customers looking to reduce costs, improve performance, and gain the agility to respond to changing business needs. Their combined strength will result in new, innovative offerings to meet the growing demands of today’s business users, regardless of company size.”
Decision First
“The joint company will link together two vibrant and successful communities,” said Taylor Courtnay, Co-Founder and vice president of Sales, Decision First. “We are excited at the prospect of providing enhanced business information solutions and services to a wider range of customers, regardless of platform.”

Global Ecosystem Embraces SAP Acquisition of Business Objects	Page 5
Dunn Solutions
“We are excited about the opportunity to continue to deliver powerful BI solutions to our customers – but with the added benefit of tighter integration” said Bill Dunn, CEO, Dunn Solutions. “We also feel comfortable that Business Objects will continue to support all of our clients, regardless of their platform, and stay true to its roots.”
IDS Scheer
“Together, SAP and Business Objects will offer high-value solutions for process- and business-oriented professionals,” said Wolfgang Köstler, director MidMarket Solutions Europe. “The solutions will be designed to enable companies to strengthen decision processes, increase customer value and create sustainable competitive advantage through real-time, multi-dimensional business intelligence. For us, IDS Scheer,  this combination will boost our ‘ARIS SmartPath solutions for SAP’ and will allow us to increase higher value for our midsize customers.”
itelligence
“We are very excited about the acquisition of Business Objects by SAP and look forward to collaborating to serve the needs of itelligence’s midmarket customers,” said Uwe Bohnhorst, COO, itelligence AG. “The combination of business process and analytics applications allows non-technical users to dramatically improve the quality of their decision making by instantaneously and easily providing the information that they need without having to leave their every day productivity tools.”
Navigator
“We are very excited about the acquisition of Business Objects by SAP,” said Grant Fraser, CEO, Navigator Business One Solutions. “Particularly with our small enterprise customers, we see a strong demand for transparency and advanced reporting capabilities — the union of those two companies will certainly help us better serve our customers’ needs and expand our user base.”
SDG Group
“The biggest opportunity we see is the possibility to extend our customer base to SAP customers who are not currently using Business Objects as a BI solution,” said Fabio Bombana, partner at SDG Group in Italy. “The combined company and offering will surely allow us to improve our positioning and to approach these customers with a stronger value proposition. We look forward to expanding our partnership with SAP and Business Objects.”
     For more information about the SAP acquisition of Business Objects, please see
www.sap.com/businessobjects or www.businessobjects.com/SAPacquisition.
# # #

Global Ecosystem Embraces SAP Acquisition of Business Objects	Page 6
About SAP
SAP is the world’s leading provider of business software*. Today, more than 43,400 customers in more than 120 countries run SAP® applications—from distinct solutions addressing the needs of small businesses and midsize companies to suite offerings for global organizations. Powered by the SAP NetWeaver® technology platform to drive innovation and enable business change, SAP software helps enterprises of all sizes around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP solution portfolios support the unique business processes of more than 25 industries, including high tech, retail, financial services, healthcare and the public sector. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

(*) SAP defines business software as comprising enterprise resource planning and related applications such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.
About Business Objects
Business Objects has been a pioneer in business intelligence (BI) since the dawn of the category. Today, as the world’s leading BI software company, Business Objects transforms the way the world works through intelligent information. The company helps illuminate understanding and decision-making at more than 45,000 organizations around the globe. Through a combination of innovative technology, global consulting and education services, and the industry’s strongest and most diverse partner network, Business Objects enables companies of all sizes to make transformative business decisions based on intelligent, accurate, and timely information.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
# # #
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
This press release contains forward-looking statements concerning Business Objects’ ability to continue to provide partners the opportunity to collaborate, innovate and benefit from profitable growth. All forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations. These potential risks and uncertainties include, among others, integration-related risks, customer and partner uncertainty regarding the anticipated benefits of the transaction, the failure to retain key Business Objects employees, the failure of SAP and Business Objects to achieve the anticipated synergies of the acquisition and other risks detailed in Business Objects’ SEC filings, including those discussed in Business Objects’ quarterly report on Form 10-Q for the quarter ended September 30, 2007, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.
The Business Objects logo, BusinessObjects, Crystal Reports, Crystal Decisions, Intelligent Question, and Xcelsius are trademarks or registered trademarks of Business Objects in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.
Copyright © 2008 SAP AG. All rights reserved.
SAP, R/3, mySAP, mySAP.com, xApps, xApp, SAP NetWeaver and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries all over the world. All other product and service names mentioned are the trademarks of their respective companies. Data contained in this document serve informational purposes only. National product specifications may vary.
Additional Information
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The complete terms and conditions of the U.S. offer are set forth in the U.S. Offer to Purchase and related documentation filed with the U.S. Securities and Exchange Commission (the “SEC”) by SAP France on Schedule TO and the recommendation of the Business Objects board of directors with respect to the U.S. offer is set forth in the solicitation/recommendation statement filed with the SEC by Business Objects on Schedule 14D-9, as amended. The

Global Ecosystem Embraces SAP Acquisition of Business Objects	Page 7
complete terms and conditions of the French offer are set forth in the Note d’Information and Note en Réponse filed by SAP France and Business Objects with the French stock exchange authority (Autorité des marchés financier, “AMF”) which are available on the websites of the AMF (www.amf-france.org) and respectively SAP France (www.sap.com) and Business Objects (www.businessobjects.com), and may be obtained free of charge respectively from SAP France SA and Deutsche Bank AG, and Business Objects.
Business Objects shareholders and other investors should carefully read all tender offer materials, including the U.S. Offer to Purchase and all related documentation filed by SAP AG and SAP France on Schedule TO, the Schedule 14D-9 and related amendments filed by Business Objects as well as the Note d’Information and the Note en Réponse filed by SAP France and Business Objects because these documents contain important information, including the terms and conditions of the tender offers. Business Objects shareholders and other investors can obtain copies of the tender offer materials and any other documents filed with the AMF from the AMF’s Web site (www.amf-france.org) or with the SEC at the SEC’s Web site (www.sec.gov), in both cases without charge. Materials filed by SAP AG and SAP France may also be obtained for free at SAP’s Web site (www.sap.com), and materials filed by Business Objects may be obtained for free at Business Objects’ Web site (www.businessobjects.com). Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.
Questions and requests for assistance may be directed to the Information Agent, Georgeson Inc. (199 Water Street, 26th Floor, New York, New York 10038-3650; North America Toll Free Number: (866) 574-4069; Outside North America Collect: (212) 440-9800; European Toll Free Number: 00800 6570 6570) or the Dealer Manager, Deutsche Bank Securities Inc. (60 Wall Street, New York, New York 10005; Call Toll Free: (877) 221-7676). Requests for additional copies of the U.S. offer documents and other materials may be directed to the Information Agent, and will be furnished promptly at SAP France’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. offer. SAP France will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of securities pursuant to the U.S. Offer.
The publication or distribution of this press release may be subject to statutory or regulatory restrictions in certain countries. The press release is not addressed to individuals subject to such restrictions, either directly or indirectly. Receipt of this press release does not constitute an offer in countries where a tender offer or an offer of securities would be illegal.
Note to editors:
For free video content about SAP, please log onto www.thenewsmarket.com/sap to preview and request video. You can receive broadcast-standard video digitally or by tape from this site. Registration and video is free to the media.
For customers interested in learning more about SAP products:

Global Customer Center: +49 180 534-34-24
United States Only: 1 (800) 872-1SAP (1-800-872-1727)
For more information, press only:

Christoph Liedtke, SAP, +49 6227 7-50383, christoph.liedtke@sap.com, CET
Andy Kendzie, +1 202 312-3919, andy.kendzie@sap.com, EST
Lindsey Held, +1 (650) 320-3542, lindsey.held@sap.com, PST
SAP Press Office, +49 (6227) 7-46315, CET; +1 (610) 661-3200, EST; press@sap.com
Sabrina Guttman, Business Objects, +1 408 953 6326, sguttman@businessobjects.com, PDT
Philippe Laguerre, Business Objects, +33 (1) 41 25 38 15, plaguerre@businessobjects.com, CET
For more information, financial analysts only:

Stefan Gruber, SAP, +49 (6227) 7-44872, investor@sap.com, CET
Martin Cohen, SAP, +1 (212) 653-9619, investor@sap.com, EST